Exhibit 2.3
EXHIBIT B
FORM OF SHAREHOLDER LOCK-UP AGREEMENTS
LOCK-UP AGREEMENT
                    , 200_
Redhook Ale Brewery, Incorporated
14300 NE 145th Street, Suite 210
Woodinville, WA 98072
Ladies and Gentlemen:
Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated November 13, 2007 between Widmer Brothers Brewing Company (“Widmer”) and Redhook Ale Brewery, Incorporated (the “Company”), Widmer and the Company have agreed, subject to the terms and conditions of the Merger Agreement, that Widmer will merge with and into the Company at the Effective Time (capitalized terms used but not defined in this Lock-up Agreement will have the meanings given those terms in the Merger Agreement). Entry into this Lock-up Agreement by the undersigned is a condition under the Merger Agreement to the obligation of the Company to consummate the Merger.
In order to induce the Company to consummate the Merger and in consideration of the benefits to be received by the undersigned if the Merger occurs, the undersigned hereby agrees that the undersigned will not, without the prior approval of the Board of Directors of the Company (which approval may be withheld in the sole discretion of the Board of Directors), directly or indirectly, sell, offer, contract to sell, sell any option to contract to purchase (including without limitation any short sale), purchase any option or contract to sell, pledge, transfer, grant any option, right or warrant for the sale of, establish or increase an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), liquidate or decrease a call equivalent position within the meaning of Rule 16a-1(b) under the Exchange Act, or otherwise dispose of any shares (collectively, a “Disposition”) of common stock of the Company (“Common Stock”) currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned, or publicly announce the undersigned’s intention to do any of the foregoing, or file or cause to be filed or participate in the filing of, any registration statement under the Securities Act of 1933, as amended, relating to the Common Stock, for a period commencing on the date hereof and continuing through the close of trading on the first anniversary of the Effective Time (the “Lock-up Period”). The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of shares of Common Stock held by the undersigned except in compliance with the foregoing restrictions.

The foregoing restriction has been expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Common Stock during the Lock-up Period, even if such Common Stock would be disposed of by someone other than such holder. Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale, or grant of any right (including, without limitation, any put or call option) with respect to any Common Stock or with respect to any security (other than a broad-based market basket or index) that included, relates to, or derives any significant part of its value from Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of shares of Common Stock or other securities held by the undersigned except in compliance with the foregoing restrictions.
This Lock-up Agreement is irrevocable from the execution date and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned. Nothing in this Lock-up Agreement shall constitute an obligation to purchase shares of Common Stock or other securities of the Company.

[Signature of Shareholder]